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                      Melita International Corporation,             EXHIBIT 11.1
                  Melita Europe Limited and Inventions, Inc.
                 Computation of Pro Forma Earnings Per Share


                                                               PRO FORMA FOR THE
                                                                   YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
                                                                 IN THOUSANDS
PRIMARY AND FULLY DILUTED

Pro Forma Net Income                                                  4,782

Weighted Average Common Stock Outstanding
  During the Period                                                   8,000

Cheap Stock (1)                                                         110

Effect of the Combination (2)                                         3,143

Dilutive Effect of Common Stock Equivalents                             142
                                                                     ------

  Total                                                              11,395
                                                                     ======

Per share amount                                                       0.42
                                                                     ======


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.
(2) Reflects pro forma issuance of 3,143,395 shares of Common Stock in connection with the combination of Melita International Corporation, Melita Europe Limited and Inventions, Inc.